UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2010

DIONEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-11250	94-2647429
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Titan Way, Sunnyvale, CA	94088
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 737-0700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salaries. On August 3, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved base salaries, effective October 1, 2010, for the named executive officers of the Company as noted below. Other than a base salary increase of 3% given to Messrs. Pohl and Jochum, no other named executive officer’s base salary was increased for fiscal year 2011.

Name	Base Salary

Frank Witney	US$	450,000
Craig McCollam	US$	350,000
Bruce Barton	US$	350,000
Christopher Pohl	US$	319,300
Peter Jochum	Euros	278,100

Management Incentive Bonus Plan. On August 3, 2010, the Committee approved the bonus formulae applicable to payments under the Management Incentive Bonus Plan (“MIBP”) for its fiscal year ending June 30, 2011. The MIBP, an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company. The MIBP is designed to focus officers on meeting business objectives and implementing business strategies of the Company and to drive growth of revenues and earnings by aligning the interests of the Company’ officers with those of its stockholders, and to assist the Company in attracting and retaining quality talent through incentive compensation determined in accordance with an objective, measurable, transparent and easy-to-administer system.

Under the MIBP, at the beginning of each fiscal year the Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance goals and financial performance goals of the Company. Bonus payments are then approved by the Committee shortly following the end of each fiscal year based on the application of a pre-determined formulae, and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance goals and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets are expressed as a percentage of an individual’s base salary. The financial performance goals consist of achieving operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value as established at the beginning of each fiscal year. The individual performance goals generally include both objective and subjective components. Both individual performance goals and financial performance goals may change from year to year. The Company’s financial performance must meet certain threshold levels before any bonuses are awarded. These performance goals are established so that target attainment is not assured. In addition, a maximum payout of 200% of the target payment amount is specified in the formulae.

Payments under the MIBP are based on the application of the pre-determined formulae. For fiscal 2011, payments under the MIBP will be based on the application of the following pre-determined formulae: (a) for Dr. Witney, 100% of the MIBP payment will be based equally on growth in sales and earnings per share; (b) for Messrs. McCollam and Barton, 80% of the MIBP payment will be based equally on sales and earnings per share growth and 20% will be based on achievement of one to four individual goals to be determined by the Chief Executive Officer, and (c) for Messrs. Pohl and Jochum, 80% of the MIBP payment will be based equally on Company or business unit sales growth and Company operating income growth and 20% will be based on achievement of one to four individual goals to be determined by the Chief Executive Officer.

For fiscal 2011, the target bonus for: (a) Dr. Witney is 75% of base salary, (b) Messrs. Barton and McCollam is 50% of base salary, and (c) Messrs. Pohl and Jochum is 45% of base salary. The Committee has full discretion to make such specific incentive bonus awards, if any, as it deems appropriate, after the end of the fiscal 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DIONEX CORPORATION

Dated: August 6, 2010

By:    /s/ Craig A. McCollam
Craig A. McCollam Executive Vice President, Finance and Administration and Chief Financial Officer